AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 29, 2005
REGISTRATION NO. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMERISAFE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Texas (State or Other Jurisdiction of Incorporation or Organization)	75-2069407 (I.R.S. Employer Identification No.)
2301 Highway 190 West
DeRidder, Louisiana 70634
(Address of Principal Executive Offices)
2005 NON-EMPLOYEE DIRECTOR RESTRICTED STOCK PLAN
(Full Title of the Plan)

Arthur L. Hunt
Executive Vice President and General Counsel
2301 Highway 190 West
DeRidder, Louisiana 70634
(337) 463-9052
(Name and Address of Agent For Service)

Copy to:
James E. O’Bannon
Lisa K. Durham
Jones Day
2727 North Harwood Street
Dallas, Texas 75201
(214) 220-3939

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of Securities To Be	Amount To Be	Offering Price Per	Aggregate Offering	Amount of
Registered	Registered(1)	Share(2)	Price(2)	Registration Fee(2)
Common Stock, par value $.01 per share	50,000	$9.06	$453,000	$48.47

(1) Represents shares issuable pursuant to awards to be granted under the AMERISAFE, Inc. 2005 Non-Employee Director Restricted Stock Plan. Pursuant to Rule 416, there are also registered hereunder such indeterminate number of additional shares as may become subject to awards under the Plan as a result of the antidilution provisions contained therein.
(2) Estimated solely for calculating the amount of the registration fee. Pursuant to paragraphs (c) and (h) of Rule 457 of the General Rules and Regulations under the Securities Act, the Proposed Maximum Aggregate Offering Price has been determined on the basis of the average of the high and low sale prices of the Registrant’s common stock as reported on the Nasdaq National Market on November 22, 2005.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The information called for by Part I of this Registration Statement is included in the Section 10(a) prospectus to be delivered to the persons covered by the AMERISAFE, Inc. 2005 Non-Employee Director Restricted Stock Plan and is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents have been filed by the Registrant with the Securities and Exchange Commission and are incorporated herein by reference:
(a) The Registrant’s prospectus filed pursuant to Rule 424(b) of the Securities Act filed with the SEC on November 18, 2005; and
(b) The description of the Registrant’s common stock contained in the registration statement on Form 8-A filed by the Registrant on September 9, 2005, including any amendments thereto.
     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Our articles of incorporation provide that no director or officer of ours will be personally liable to us or our shareholders for or with respect to any acts or omissions in the performance of such person’s duties as a director or officer to the fullest extent permitted by the Texas Business Corporation Act (the “TBCA”) or any other applicable law.
     Under Article 2.02-1 of the TBCA, subject to the procedures and limitations stated therein, we may indemnify any person who was, is or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director, officer, employee or agent of ours against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses (including court costs and attorneys’ fees)

actually incurred by the person in connection with the proceeding if it is determined that the person seeking indemnification:
•	acted in good faith;

•	reasonably believed that his or her conduct was in or at least not opposed to our best interests; and

•	in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.
     We are required by Article 2.02-1 of the TBCA to indemnify a director or officer against reasonable expenses (including court costs and attorneys’ fees) incurred by the director or officer in connection with a proceeding in which the director or officer is a named defendant or respondent because the director or officer is or was in that position if the director or officer has been wholly successful, on the merits or otherwise, in the defense of the proceeding. The TBCA prohibits us from indemnifying a director or officer in respect of a proceeding in which the person is found liable to us or on the basis that a personal benefit was improperly received by him or her, other than for reasonable expenses (including court costs and attorneys’ fees) actually incurred by him or her in connection with the proceeding; provided, that the TBCA further prohibits us from indemnifying a director or officer in respect of any such proceeding in which the person is found liable for willful or intentional misconduct in the performance of his or her duties.
     Under Article 2.02-1(J) of the TBCA, a court of competent jurisdiction may order us to indemnify a director or officer if the court determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances; however, if the director or officer is found liable to us or is found liable on the basis that a personal benefit was improperly received by him or her, the indemnification will be limited to reasonable expenses (including court costs and attorneys’ fees) actually incurred by him or her in connection with the proceeding.
     Article 2.02-1 of the TBCA states that rights of indemnification to which a director may be entitled under any provision contained in the articles of incorporation, the bylaws, a resolution of shareholders or directors, an agreement, or otherwise are valid only to the extent they are consistent with Article 2.02-1 of the TBCA as limited by our articles of incorporation, if such a limitation exists.
     Article 2.02-1 of the TBCA permits us to purchase and maintain insurance or to make other arrangements on behalf of any person who is or was a director, officer, employee or agent of ours against any liability asserted against and incurred by that person in any such capacity, or arising out of that person’s status as such a person, whether or not we would otherwise have the power to indemnify the person against that liability under Article 2.02-1 of the TBCA.
     Article 2.41 of the TBCA provides, among other things, that a director who votes for or assents to an unlawful distribution will be liable to us for such actions. A director who dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the minutes of the meeting of our board of directors or by filing his or her written dissent to such actions with the person acting as the secretary of the meeting before adjournment or immediately afterwards by registered mail.
     Our articles of incorporation and bylaws provide that we must indemnify our directors and officers to the fullest extent permitted by the TBCA, the Texas Miscellaneous Corporation Act or any other applicable law. Our bylaws further provide that we must pay or reimburse reasonable expenses incurred by one of our directors or officers who was, is or is threatened to be made a named defendant or respondent in a proceeding to the maximum extent permitted under the TBCA. We believe that these provisions are necessary to attract and retain qualified persons as officers and directors.
     We have entered into indemnification agreements with our directors and officers that provide for indemnification to the fullest extent permitted by applicable law.
     The indemnification provisions contained in our articles of incorporation and bylaws are in addition to any other right that a person may have or acquire under any statute, bylaw, resolution of shareholders or directors or otherwise. We maintain insurance on behalf of our directors and officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits

Exhibit Number	Description
4.1	Restated Articles of Incorporation (filed as Exhibit 3.1 to our Pre-Effective Amendment No. 3 to our Form S-1 Registration Statement (No. 333-127133) filed October 31, 2005 and included herein by reference).

4.2	Form of Restated Bylaws (filed as Exhibit 3.2 to our Form S-1 Registration Statement (No. 333-127133) filed August 3, 2005 and included herein by reference).

5.1	Opinion of Jones Day.

23.1	Consent of Jones Day (included as part of its opinion filed as Exhibit 5.1 hereto).

23.2	Consent of Ernst & Young LLP.

24.1	Powers of Attorney.

99.1	2005 Non-Employee Director Restricted Stock Plan (filed as Exhibit 10.9 to our Pre-Effective Amendment No. 3 to Form S-1 Registration Statement (No. 333-127133) filed October 31, 2005 and included herein by reference).
Item 9. Undertakings
(1) The undersigned registrant hereby undertakes:
(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in a form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
     Provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) above do not apply if this registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.
(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of DeRidder, State of Louisiana, on November 29, 2005.

AMERISAFE, Inc.

By:	/s/ C. Allen Bradley, Jr.

C. Allen Bradley, Jr.
Chairman, President and Chief Executive Officer
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 29, 2005.

SIGNATURE	TITLE

/s/ C. Allen Bradley, Jr. C. Allen Bradley, Jr.	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Geoffrey R. Banta Geoffrey R. Banta	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* Jared A. Morris	Director

* Paul B. Queally	Director

* Sean M. Traynor	Director

*	Director
Austin P. Young III
     Arthur L. Hunt, by signing his name hereto, does hereby sign and execute this registration statement on behalf of the above-named directors and officers of AMERISAFE, Inc. on this 29th day of November, 2005, pursuant to powers of attorney executed on behalf of such director and/or officer, and contemporaneously filed with the Securities and Exchange Commission.

*By:	/s/ Arthur L. Hunt

Arthur L. Hunt, Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
4.1	Restated Articles of Incorporation (filed as Exhibit 3.1 to our Pre-Effective Amendment No. 3 to our Form S-1 Registration Statement (No. 333-127133) filed October 31, 2005 and included herein by reference).

4.2	Form of Restated Bylaws (filed as Exhibit 3.2 to our Form S-1 Registration Statement (No. 333-127133) filed August 3, 2005 and included herein by reference).

5.1	Opinion of Jones Day.

23.1	Consent of Jones Day (included as part of its opinion filed as Exhibit 5.1 hereto).

23.2	Consent of Ernst & Young LLP.

24.1	Powers of Attorney.

99.1	2005 Non-Employee Director Restricted Stock Plan (filed as Exhibit 10.9 to our Pre-Effective Amendment No. 3 to Form S-1 Registration Statement (No. 333-127133) filed October 31, 2005 and included herein by reference).